(g)(1)(i)

Execution Copy

AMENDMENT

This Amendment is an amendment to the Custody Agreement dated as of January 6, 2003 between each entity listed on Exhibit A hereto (each a “Fund” and collectively the “Funds”) and The Bank of New York Mellon (“Custodian”) (the “Agreement”).

The date of this Amendment is as of January 1, 2019.

Each intending to be legally bound, and each acknowledging receipt of sufficient consideration with respect to the provisions set forth in this Amendment, each Fund and Custodian hereby agrees as follows:

1.        In Article II, Section 3(b) of the Agreement, the reference to “Fund” is replaced with “Custodian”.

2.                        In Article III, Section 3(c) of the Agreement, the following is added at the end of that provision: “; with respect to bankruptcy matters, following the forwarding of the initial notice of bankruptcy and notice of any required action related thereto, Custodian shall have no further responsibility with respect to such matter”.

3.                        In Article III, Section 9(b) of the Agreement, the following is added at the end of that provision: “With respect to foreign exchange transactions, Custodian or any BNY Affiliate is acting as a principal counterparty on its own behalf and is not acting as a fiduciary or agent for, or on behalf of, any Fund or Series or its investment manager or any Account.”

4.                        In Article VIII, Section 1(a) of the Agreement, the reference to “part 1 of Schedule 1” in the fourth sentence of that provision is replaced with “part A of Schedule I”.

5.                        In Article VIII, Section 1(a) of the Agreement, the reference to “on part 1 of Schedule 1 or listed on part 2 of Schedule 1” in the fifth sentence of that provision is replaced with “on part A of Schedule I or listed on part B of Schedule I”.

6.                        In Article VIII, Section 6 of the Agreement, the following is added at the end of that provision: “For clarity, as part of Custodian’s compensation, Custodian will earn interest on cash balances held by Custodian (including disbursement balances, balances arising from purchase and sale transactions and when cash otherwise remains uninvested) as provided in Custodian’s compensation disclosures.”

7.                        In Article VIII, Section 7 of Agreement, the first sentence of that provision is deleted.

8.                        Article IX of the Agreement is amended and restated as follows:

“ARTICLE IX

TERMINATION

1.             As between Custodian and a particular Fund, this Agreement shall continue until December 31, 2022 and thereafter shall automatically renew for additional successive one (1) year extension periods, unless and until either Custodian or such Fund provides in advance of December 31, 2022 or in advance of the end of the applicable one year extension period at least three (3)

months prior written notice to the other party of its intention not to further renew this Agreement.

2.             A Fund shall have the right to terminate all, but not part, of the services provided to it under this Agreement, as of a date specified in a written notice of termination, in the event that Custodian commits a material breach of this Agreement (or repeatedly breaches this Agreement where such repeated breaches constitute a material breach of this Agreement) and Custodian has not reasonably cured or remedied the material breach within sixty (60) days of receipt of a written notice from the Fund specifying in reasonable detail the basis for the claim of material breach; provided that the Fund may terminate immediately upon notice to Custodian (or on a date specified in such notice) if the Fund reasonably determines that any such cure is impracticable or would not restore the Fund to the position it would have been in had the breach not occurred.

3.             In the event of termination of this Agreement by a Fund the Fund shall designate a successor custodian or custodians each of which shall meet the requirements of the 1940 Act, and in the event of termination of this Agreement by Custodian the applicable Fund shall on or before the termination date deliver to Custodian written notice designating a successor custodian or custodians; in the absence of such designation by the applicable Fund, Custodian may designate a successor custodian which shall be a bank or trust company having not less than $2,000,000 aggregate capital, surplus and undivided profits. Upon receipt of a notice of acceptance by the successor custodian Custodian shall upon termination of the Agreement deliver directly to the successor custodian all Securities and money then owned by the applicable Fund and held by it as Custodian, after deducting all fees, expenses and other amounts for the payment or reimbursement of which it shall then be entitled.

4.             If a successor custodian is not designated by a Fund or Custodian in accordance with Section 5 of this Article IX, the Fund shall upon termination of this Agreement and upon the delivery by Custodian of all Securities (other than Securities which cannot be delivered to the Fund) and money then owned by the Fund be deemed to be its own custodian and Custodian shall thereby be relieved of all duties and responsibilities pursuant to this Agreement, other than the duty with respect to Securities which cannot be delivered to the Fund to hold such Securities hereunder in accordance with this Agreement.”

9.                        In Article X, Section 5 of the Agreement, the exceptions set forth at the end of the second sentence of that provision are deleted, such that such second sentence terminates with the words “except by a written agreement executed by both parties.”

10.      The following is added as a new Section 9 of Article X of the Agreement:

“9.   Custodian agrees to use the Confidential Information of a Fund, and a Fund agrees to use the Confidential Information of Custodian, solely to accomplish the purposes of this Agreement and, except in connection with such purposes or as otherwise permitted herein, not to disclose such information to any  other  entity  without  the  prior  written  consent  of  the  disclosing  party.

Notwithstanding the foregoing, Custodian may (a) use a Fund’s Confidential Information in connection with certain functions performed on a centralized basis by Custodian, its affiliates and joint ventures and their service providers (including audit, accounting, risk, legal, compliance, administration, product communication, relationship management, compilation and analysis of customer-related data and storage) and (b) disclose such information to its affiliates and joint ventures and to its and their service providers  who  are subject to confidentiality obligations with respect to the Fund’s Confidential Information at least as comprehensive as those required of Custodian hereunder. In addition, Custodian may aggregate information regarding one or more Funds on an anonymized basis with other similar client data for Custodian’s and its affiliates’ reporting, research, product development and marketing purposes. A party’s confidentiality obligations under this Section 9 will not apply to information (1) that is, as of the time of its disclosure or thereafter becomes, part of the public domain through a source other than the receiving party; (2) that was known to the receiving party as of the time of its disclosure and was not otherwise subject to confidentiality obligations; (3) that is independently developed by the receiving party without reference to such information; (4) that is subsequently learned from a third party not known to be under a confidentiality obligation to the disclosing party or (5) that is required to be disclosed pursuant to applicable law, rule, regulation, requirement of any law enforcement agency, court order or other legal process or at the request of a regulatory authority. For purposes of this Section 9, “Confidential Information” shall mean, with respect to a party, the terms of this Agreement and all non- public business and financial information of such party (including, with respect to a Fund, information regarding the Accounts and including, with respect to the Custodian, information regarding its practices and procedures related to the services provided under this Agreement) disclosed in connection with this Agreement.”

11.      The following is added as a new Section 10 of Article X of the Agreement:

“10.  Throughout the term of this Agreement, each Fund (a) will have in place and will implement policies and procedures designed to prevent violations of Sanctions, including measures to accomplish effective and timely scanning of all relevant data with respect to incoming or outgoing assets or transactions relating to this Agreement; (b) will ensure that neither the Fund nor any of its affiliates, directors, officers or employees is an individual or entity that is, or is owned or controlled by an individual or entity that is: (1) the target of Sanctions or (2) located, organized or resident in a country or territory that is, or whose government is, the target of Sanctions and (c) will not, directly or indirectly, use its Accounts in any manner that would result in a violation by the Fund or Custodian of Sanctions. Each Fund will promptly provide to Custodian such information as Custodian reasonably requests in connection with the matters referenced in this Section 10, including information regarding its Accounts, the assets maintained under this Agreement and the source thereof, and the identity of any individual or entity having or claiming an interest therein. Custodian may decline to act or provide services in respect of any Account, and take such other actions as it, in its reasonable discretion, deems necessary of advisable, in connection with the matters referenced in this Section 10. If Custodian declines to act or provide services as provided in the preceding sentence, except as otherwise prohibited by applicable law or official request, Custodian will inform the applicable Fund as soon as reasonably practicable. For purposes of this Section 10, “Sanctions” shall mean all economic sanctions laws, rules, executive orders and requirements administered by any governmental authority of the U.S. (including the U.S. Office of Foreign Assets Control) or any other applicable U.S. or non-U.S. authority with jurisdiction over the applicable Fund.”

12.                 The entirety of Appendix I of the Agreement is amended and restated as follows: “Electronic Access Terms and Conditions to which the Funds are a party is incorporated herein by reference.”

13.                 Capitalized terms not defined in this Amendment have their respective meanings as defined in the Agreement.

14.                 As hereby amended and supplemented, the Agreement shall remain in full force and effect. In the event of a conflict between the terms hereof and the Agreement, this Amendment shall control.

15.                 The Agreement, as amended hereby, together with its Exhibits and Schedules, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

16.                 This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

17.                 If any provision of the Agreement including this Amendment is found to be invalid, illegal or unenforceable, no other provision of this contract shall be affected and all other provisions shall be enforced to the full extent of the law.

18.                 This Amendment shall be governed by the laws of the State of New York, without regard to its principles of conflicts of laws.

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[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective authorized officers or representatives as of the date first above written.

Agreed:

Each Entity Listed on Exhibit A hereto		The Bank of New York Mellon

By:	/s/ Todd Modic	By:	/s/ Peter G. Rigopoulos
	Todd Modic		Peter G. Rigopoulos
	Senior Vice President		Director, Business Executive

EXHIBIT A

Fund

Voya Asia Pacific High Dividend Equity Income Fund

Voya Balanced Portfolio, Inc.

Voya Corporate Leaders Trust Fund

Voya Emerging Markets High Dividend Equity Fund

Voya Equity Trust

Voya Funds Trust

Voya Global Advantage and Premium Opportunity Fund

Voya Global Equity Dividend and Premium Opportunity Fund

Voya Government Money Market Portfolio

Voya Infrastructure, Industrials and Materials Fund

Voya Intermediate Bond Portfolio

Voya International High Dividend Equity Income Fund

Voya Investors Trust

Voya Mutual Funds

Voya Natural Resources Equity Income Fund

Voya Partners, Inc.

Voya Separate Portfolios Trust

Voya Series Fund, Inc.

Voya Strategic Allocation Portfolios, Inc.

Voya Variable Funds

Voya Variable Insurance Trust

Voya Variable Portfolios, Inc.

Voya Variable Products Trust